Exhibit 99.1

Ideal Power Inc. Announces Third Quarter 2014 Results

Major order received for energy storage systems; Company introduces 125kW converter for large scale commercial projects

AUSTIN, TX -- (Marketwired) -- 11/11/14 -- Ideal Power Inc. (NASDAQ: IPWR), a developer of a disruptive technology in the power conversion space, today announced results for the three and nine months ended September 30, 2014.

Third Quarter 2014 and Subsequent Highlights:

•	Received multiple purchase orders for over 7.5 Megawatts of Ideal’s 30kW battery converters for commercial storage and distributed wind turbine applications, with orders expected to be shipped through mid-year.

•	Signed strategic alliance agreement to incorporate Ideal’s 30kW hybrid converter into EnerDel’s 3rd generation Mobile Hybrid Power System (MHPS), which integrates battery storage, diesel generators and proprietary control systems for both remote and grid-tied microgrid applications.

•	Introduced the new 125kW battery and hybrid converter for use in larger scale commercial installations; received first purchase order from Coda Energy.

•	Announced the appointment of industry veteran Ryan O’Keefe as SVP of Business Development. He brings key relationships and industry knowledge to help expand Ideal’s customer base and sales pipeline.

"Our leading customers in commercial storage are scaling their businesses and we are receiving increased orders for our products due to our compelling value proposition,” stated Dan Brdar, Chairman and CEO. “To drive future growth and diversification, we continue to sign agreements with customers whose products are well positioned in multiple high growth verticals, including commercial storage and micro-grid applications which are both forecasted to become multi-billion dollar markets. Our recently introduced 125kW converter demonstrates the scalability of our PPSA technology platform and the inherent competitive advantages our Company has in responding rapidly to market demands,” concluded Mr. Brdar.

Third Quarter and Year-to-Date 2014 Financial Results

•	Third quarter revenues were $438,029, including product revenues of $289,000 and ARPA-E grant revenue of $149,029. Revenues for the first nine months of 2014 were $1,289,650, including product revenues of $841,600 and ARPA-E grant revenue of $448,050.

•	Third quarter net loss was $1.9 million compared to a net loss of $2.2 million in the third quarter of 2013. Net loss for the first nine months of 2014 was $4.9 million compared to a net loss of $6.0 million for the first nine months of 2013.

•	Cash used in operations was $3.8 million for the first nine months of 2014 while cash used in investing activities was $592,084 for patents, property and equipment.

•	Cash and cash equivalents totalled $9.7 million at September 30, 2014 with no long-term debt outstanding.

"Our financial results are in line with our plan as we have prudently managed our expenses while leveraging our capital efficient business model and executing our business strategy,” said Tim Burns, Chief Financial Officer of Ideal Power.

Business Overview

Ideal Power's Power Packet Switching Architecture™ (PPSA) technology enables significant improvements over conventional power converters, thus improving efficiency, reliability and installed cost. Our initial target markets are commercial energy storage, integrated solar and storage, and microgrids. Ideal Power’s current products include 30kW and 125kW 2-port battery and 3-port hybrid converters based on our patented PPSA technology. Our award winning products allow us to address several multi-billion dollar vertical markets including commercial energy storage, integrated storage with solar or wind, and on-grid and off-grid microgrid applications.

Our strategy is to form relationships with leaders in target vertical markets to provide a superior value proposition and then support their growth as they gain market share. Direct product sales will be complemented by licensing agreements, enabling both high volume and internationally based customers.

Conference Call Details

CEO Dan Brdar and CFO Tim Burns will host a conference call with investors. To access the call, please use the following information:

Date: Tuesday, November 11, 2014
Time: 4:30 PM ET, 1:30 PM PT
US dial-in: 1-888-256-9132
International Dial-in: 913-312-0417 Passcode: 9585817 (or reference Ideal Power Q3 Update Call)
Webcast: http://public.viavid.com/index.php?id=111731

The webcast replay will be available on the Company's Web site, www.idealpower.com

About Ideal Power Inc.

Ideal Power Inc. (NASDAQ: IPWR) has developed a novel, patented power conversion technology called Power Packet Switching Architecture™ (PPSA). PPSA improves the size, cost, efficiency, flexibility and reliability of electronic power converters. PPSA can scale across several large and growing markets, including solar photovoltaic generation, electrified vehicle charging, and commercial grid storage. Ideal Power also has a licensing-based, capital-efficient business model that can enable it to address these markets simultaneously. Ideal Power has won multiple grants for its PPSA technology, including a $2.5 million grant from the Department of Energy's Advanced Research Projects Agency - Energy (ARPA-E) program, and market-leading customers are incorporating PPSA as a key component of their systems. For more information, visit www.idealpower.com

Safe Harbor Statement

All statements in this release and on the associated conference call that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include our statements regarding addressable vertical markets, our partners potentially gaining market share in their vertical markets, and our complementing product sales with licensing agreements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, whether a demand for energy storage products will grow, whether demand for our products, which we believe are disruptive, will develop and whether we can compete successfully with other manufacturers and suppliers of energy conversion products, both now and in the future, as new products are developed and marketed. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. The product orders described in this release are subject to commercial terms that, under certain circumstances, may allow the customer to delay delivery of product and associated revenue. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

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IDEAL POWER INC.
BALANCE SHEETS

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$9,730,268	$14,137,097
Accounts receivable, net	399,769	252,406
Inventories, net	343,911	519,657
Prepayments and other current assets	106,699	231,495
Total current assets	10,580,647	15,140,655
Property and equipment, net	331,218	85,718
Patents, net	912,249	608,913
Other non-current assets	35,840	-
Total assets	$11,859,954	$15,835,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$429,428	$539,145
Accrued expenses	741,803	461,193
Total current liabilities	1,171,231	1,000,338

Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,021,721 and 6,931,968 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	7,022	6,932
Common stock to be issued	-	151,665
Additional paid-in capital	32,336,720	31,431,220
Treasury stock	(2,657)	(2,657)
Accumulated deficit	(21,652,362)	(16,752,212)
Total stockholders’ equity	10,688,723	14,834,948
Total liabilities and stockholders’ equity	$11,859,954	$15,835,286

IDEAL POWER INC.
STATEMENTS OF OPERATIONS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Products	$289,000	$212,495	$841,600	$396,465
Royalties	-	25,000	-	75,000
Grants	149,029	370,672	448,050	1,167,121
Total revenue	438,029	608,167	1,289,650	1,638,586

Cost of revenues:
Products and services	393,665	236,505	1,078,843	539,342
Grant research and development costs	165,588	383,347	497,833	1,200,288
Total cost of revenue	559,253	619,852	1,576,676	1,739,630

Gross loss	(121,224)	(11,685)	(287,026)	(101,044)

Operating expenses:
General and administrative	762,741	475,353	2,225,996	1,254,193
Research and development	663,678	261,053	1,568,711	825,610
Sales and marketing	310,818	95,734	840,565	308,080
Total operating expenses	1,737,237	832,140	4,635,272	2,387,883

Loss from operations	(1,858,461)	(843,825)	(4,922,298)	(2,488,927)

Interest (income) expense, net (including amortization of debt discount of $1,273,512 and $3,348,284, respectively, for the quarter and nine months ended September 30, 2013)	(6,617)	1,320,943	(22,148)	3,487,802

Net loss	$(1,851,844)	$(2,164,768)	$(4,900,150)	$(5,976,729)

Net loss per share – basic and fully diluted	$(0.26)	$(1.46)	$(0.70)	$(4.04)

Weighted average number of shares outstanding – basic and fully diluted	7,015,156	1,480,262	7,008,634	1,480,262

IDEAL POWER INC.
STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,900,150)	$(5,976,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	43,248	21,155
Write-down of inventory	-	5,199
Stock-based compensation	597,055	150,340
Common stock issued or to be issued for services	50,004	124,393
Fair value of warrants issued for services	101,879	-
Amortization of debt discount	-	3,348,284
Accrued interest on promissory note	-	60,000
Issuance of note payable in connection with services	-	213,293
Decrease (increase) in operating assets:
Accounts receivable	(147,363)	(483,603)
Inventories	175,746	(168,076)
Prepaid expenses	88,956	(440,257)
Increase (decrease) in operating liabilities:
Accounts payable	(109,717)	754,753
Accrued expenses	280,610	233,142
Deferred revenue	-	25,000
Net cash used in operating activities	(3,819,732)	(2,133,106)

Cash flows from investing activities:
Purchase of property and equipment	(278,318)	(32,036)
Acquisition of patents	(313,766)	(139,631)
Net cash used in investing activities	(592,084)	(171,667)

Cash flows from financing activities:
Borrowings on notes payable	-	611,256
Exercise of warrants	4,987	-
Net cash provided by financing activities	4,987	611,256

Net decrease in cash and cash equivalents	(4,406,829)	(1,693,517)
Cash and cash equivalents at beginning of period	14,137,097	1,972,301
Cash and cash equivalents at end of the period	$9,730,268	$278,784